EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in each of ZeroStack Corp.’s (formerly Flora Growth Corp.) Registration Statements on Form S-8 (No. 333-292385, No. 333-291612, No. 333-282022, No. 333-275576, No. 333-266400, No. 333-262660 and No. 333-259198), Form S-1 (No. 333-291843) and Form S-3 (No. 333-292616, No. 333-287261, No. 333-285170, No. 333-278884 and No. 333-274204) of our report dated February 27, 2026, relating to the consolidated financial statements of ZeroStack Corp. (formerly Flora Growth Corp.) for the years ended December 31, 2025 and 2024, which appears in this Annual Report on Form 10-K.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

February 27, 2026